Exhibit 99.1
For Release
August 1, 2007
1:00 p.m. PDT

Contacts:

Jim Brill

SVP, Finance and Chief Financial Officer

(818) 878-7900

On Assignment, Inc. Reports 2007 Second Quarter Results

Record Quarterly revenues of $143.9 million; Net Income of $2.9 million and Adjusted EBITDA of
$14.8 million, above previously provided guidance

Calabasas, CA, August 1, 2007 — On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering, reported record revenues for the quarter ended June 30, 2007 of $143,854,000.  Net income for the quarter was $2,938,000, or $0.08 per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $12,578,000, which includes $2,231,000 of equity-based compensation expense.

SECOND QUARTER HIGHLIGHTS

•                  Revenues for the quarter were $143,854,000, up 12.2% on a pro-forma basis (including Oxford and Vista in 2006).

•                  Gross margins increased to 32.1% from 28.1% in the second quarter of 2006.

•                  Operating income was $7,249,000, up from $2,624,000 in the second quarter of 2006.

•                  Adjusted EBITDA (EBITDA plus equity based compensation) was $14,809,000, up from $4,449,000 in the second quarter of 2006 and above the Company’s previous guidance.

•                  Net income was $2,938,000, up from $1,914,000 in the second quarter of 2006.

For the quarter ended June 30, 2007, consolidated revenues were $143,854,000, an increase of 110% compared to $68,636,000 in the same period of 2006 (prior to the Oxford and Vista acquisitions).  The Life Sciences segment revenues (previously known as Lab Support) were $33,388,000, up 14.9% from $29,070,000 in the same period of 2006. The Healthcare segment revenues, which include Nurse Travel and Allied Healthcare (previously MF&A) lines of business, were up 10.4% to $43,668,000 compared to $39,566,000 in the same period of 2006.  Nurse Travel revenues were $29,331,000, up 8.9% from $26,934,000 in the same period of 2006 while Allied Healthcare was up 13.5% to $14,337,000 from $12,632,000. The Physician segment revenues (formerly Vista Staffing Solutions, which was acquired on January 3, 2007) were $18,120,000, an increase of 22.3% over Vista’s second quarter revenue in 2006. The IT and Engineering segment revenues (formerly Oxford Global Resources, which was acquired on February 1, 2007) were $48,678,000, an increase of 8.7% over Oxford’s second quarter of 2006.

Operating income for the quarter ended June 30, 2007 was $7,249,000, which includes $2,231,000 of equity-based compensation expense, $1,551,000 of depreciation and $3,778,000 of amortization related to intangible assets, compared to operating income of $2,624,000 in the second quarter of 2006, which included $555,000 in equity-based compensation, $1,033,000 of depreciation and $237,000 of amortization related to intangibles. EBITDA for the quarter was $12,578,000, compared to $3,894,000 in the quarter a year ago, and Adjusted EBITDA (EBITDA plus equity-based compensation) for the quarter was $14,809,000, compared to $4,449,000 in the quarter a year ago. Net income for the quarter ended June 30, 2007 was $2,938,000, or $0.08 per share, compared to $1,914,000, or $0.07 per share, for the quarter ended June 30, 2006.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased with this quarter’s operating performance. Gross and EBITDA margins expanded on a pro-forma basis year over year, and our Adjusted EBITDA was up over 230% year over year and above the high end of our guidance.  Our acquisitions continue to perform as expected, and our Nurse Travel group has done a nice job of diversifying its customer base while replacing a major customer and expanding its gross margins. We were also pleased to see the expansion of gross margins across each of our other segments.”

Dameris concluded, “Our focus in the remainder of 2007 will be to continue to grow and expand our revenue base and to improve our EBITDA. In order to achieve this, we will work to provide superior service to our clients, maintain gross margins and contain costs. We view the markets we serve as productive, and our performance through the first three weeks of the third quarter substantiates our belief.”

Jim Brill, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our second quarter gross margins were 32.1% versus 28.1% in the second quarter of 2006. Although a portion of this increase is related to the higher gross margins in our newly acquired businesses, each of our segments saw year-over-year increases. In the 2nd quarter of 2007, gross margins in Life Sciences increased to 34.1% from 33.4% in 2006 and Healthcare gross margins increased to 25.4% from 24.1%. Our new Physician segment gross margins were 31.2% and our new IT and Engineering segment gross margins were 37.2%.

We demonstrated our ability to generate cash, ending the quarter with $29.4 million in cash and cash equivalents, up from $22.6 million in the first quarter and with $144.3 million outstanding on our bank loan versus $144.6 million at the end of the first quarter. Amortization of intangibles was $3.8 million, depreciation was $1.6 million and equity-based compensation was $2.2 million. Cash from stock option exercises was $0.7 million and capital expenditures were $1.2 million.”

Brill continued, “Based on revenues in the first three weeks of the third quarter, we currently project revenues of $149.0 to $151.0 million for the quarter ending September 30, 2007.  We are projecting gross margins of approximately 31.9% to 32.3% and SG&A of $38.5 to $39.5 million, including depreciation of approximately $1.5 million, amortization of intangibles of approximately $3.8 million and approximately $1.4 million of equity-based compensation expense. We expect an Adjusted EBITDA range of $14.8 to $17.0 million, net income in the range of $3.3 million to $4.7 million and earnings per share range of $0.09 to $0.13, which includes an estimated effective tax rate of 39.9%.

Brill concluded, “At this time, assuming fairly stable labor markets, we project that revenue for the full year will be $565 to $575 million, which represents growth of 10% to 12% over 2006 on a pro-forma basis had Oxford and Vista’s revenues been included in 2006.  We project gross margins for the year of 31.6% to 31.9%, SG&A of $152 to $153.5 million, including equity-based compensation of approximately $6.2 million, amortization of intangibles of approximately $15.5 million and depreciation of approximately $6.0 million. This results in earnings per share of $0.27 to $0.38 assuming a 39.9% tax rate, net income of $9.6 million to $13.5 million and Adjusted EBITDA of $52.7 to $59.2 million.”

On Assignment will hold its quarterly conference call to discuss its 2007 second quarter financial results this afternoon, Wednesday August 1, 2007 at 1:30 p.m. PDT.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call. The conference code is 6334278. A replay of the conference call can be accessed from approximately 2:30 a.m. PDT on Wednesday August 1, 2007 through Friday August 10, 2007 by dialing (800) 642-1687 or (706) 645-9291 with the access code 6334278.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering. The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 80 branch offices across the United States, United Kingdom, Netherlands, Ireland, Belgium and also provides physicians in Australia and New Zealand.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), another term is Adjusted EBITDA (EBITDA plus equity-based compensation expense) which terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2007.  All statements in this release, other than those setting forth strictly historical information, are forward-looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  In particular, the Company makes no assurances that the estimates of revenues, gross margins or earnings per share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)
(In thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Six Months Ended
	June 30, 2007	June 30, 2006	March 31, 2007	June 30, 2007	June 30, 2006
Revenues	$143,854	$68,636	$122,629	$266,483	$135,359
Cost of Services	97,613	49,368	85,169	182,782	99,107
Gross Profit	46,241	19,268	37,460	83,701	36,252
Selling, General and Administrative Expenses	38,992	16,644	34,261	73,253	33,430
Operating Income	7,249	2,624	3,199	10,448	2,822
Interest (Expense) Income	(2,768)	256	(1,718)	(4,486)	490
Other Income	431	―	―	431	―
Pre-tax Income	4,912	2,880	1,481	6,393	3,312
Income Tax Provision	1,974	966	570	2,544	1,096

Net Income	$2,938	$1,914	$911	$3,849	$2,216

Diluted Earnings Per Share	$0.08	$0.07	$0.03	$0.11	$0.08

Weighted Average Common and Common Equivalent Shares Outstanding—Diluted	35,813	26,974	35,629	35,660	26,820

(Unaudited)
(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Six Months Ended
	June 30, 2007	June 30, 2006	March 31, 2007	June 30, 2007	June 30, 2006
Revenues:
Life Sciences Segment	$33,388	$29,070	$31,669	$65,057	$55,528
Healthcare Staffing Segment	43,668	39,566	42,633	86,301	79,831
Physician Staffing Segment	18,120	―	17,979	36,099	―
IT and Engineering Segment	48,678	―	30,348	79,026	―
Consolidated Revenues	$143,854	$68,636	$122,629	$266,483	$135,359

Gross Profit:
Life Sciences Segment	$11,369	$9,723	$10,407	$21,776	$17,798
Healthcare Staffing Segment	11,087	9,545	10,500	21,587	18,454
Physician Staffing Segment	5,662	―	5,285	10,947	―
IT and Engineering Segment	18,123	―	11,268	29,391	―
Consolidated Gross Profit	$46,241	$19,268	$37,460	$83,701	$36,252

(Unaudited)
(In thousands)

SELECTED CASH FLOW INFORMATION

	Quarter Ended			Six Months Ended
	June 30, 2007	June 30, 2006	March 31, 2007	June 30, 2007	June 30, 2006
Cash provided by Operations	9,213	6,885	4,633	13,846	9,355
Capital Expenditures	1,164	658	1,490	2,654	2,254

(Unaudited)
 (In thousands)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	June 30, 2007	June 30, 2006	March 31, 2007
Cash and Cash Equivalents	$29,383	$28,611	$22,577
Accounts Receivable, net	78,023	35,084	76,753
Intangible Assets, net	235,668	18,260	239,680
Total Assets	374,745	100,819	371,575
Bank Debt — Current Portion	1,450	―	1,450
Current Liabilities	40,981	18,140	43,445
Bank Debt — Long Term	142,825	―	143,188
Other Long Term Liabilities	5,349	476	5,426
Stockholders’ Equity	185,590	82,203	179,516

(Unaudited)
(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE
TO NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	June 30, 2007		June 30, 2006		March 31, 2007
Net Income	$2,938	$0.08	$1,914	$0.07	$911	$0.03
Other Income	(431)	(0.01)	―	0.00	―	0.00
Interest Expense (Income)	2,768	0.08	(256)	(0.01)	1,718	0.05
Income Tax Provision	1,974	0.06	966	0.03	570	0.01
Depreciation	1,551	0.04	1,033	0.04	1,341	0.04
Amortization of Intangibles	3,778	0.10	237	0.01	4,165	0.11
EBITDA	12,578	0.35	3,894	0.14	8,705	0.24
Equity-based compensation	2,231	0.06	555	0.02	1,106	0.04
Adjusted EBITDA	$14,809	$0.41	$4,449	$0.16	$9,811	$0.28

Weighted Average Common and Common Equivalent Shares Outstanding	35,813		26,974		35,629

	Six Months Ended
	June 30, 2007		June 30, 2006
Net Income	$3,849	$0.11	$2,216	$0.08
Other Income	(431)	(0.01)	―	0.00
Interest Expense (Income)	4,486	0.13	(490)	(0.02)
Income Tax Provision	2,544	0.07	1,096	0.04
Depreciation	2,892	0.08	2,486	0.10
Amortization of Intangibles	7,943	0.22	472	0.02
EBITDA	21,283	0.60	5,780	0.22
Equity-based Compensation	3,337	0.09	1,014	0.03
Adjusted EBITDA	$24,620	$0.69	$6,794	$0.25

Weighted Average Common and Common Equivalent Shares Outstanding	35,660		26,820

(Unaudited)
(In thousands)

RECONCILIATION OF ESTIMATED GAAP NET INCOME
TO ESTIMATED NON-GAAP EBITDA AND ADJUSTED EBITDA

	Guidance Range
	Quarter Ended		Year Ended
	September 30, 2007		December 31, 2007
Net Income	$3,300	$4,700	$9,600	$13,500
Interest Expense	2,500	2,500	9,000	9,000
Income Tax Provision	2,300	3,100	6,400	9,000
Depreciation and Amortization	5,300	5,300	21,500	21,500
EBITDA	13,400	15,600	46,500	53,000
Equity-based Compensation	1,400	1,400	6,200	6,200
Adjusted EBITDA	$14,800	$17,000	$52,700	$59,200